Exhibit 99

HMN Financial, Inc. Announces Second Quarter Results

ROCHESTER, Minn.--(BUSINESS WIRE)--July 22, 2010--HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF):

Second Quarter Summary
•	Net loss of $7.8 million compared to net loss of $9.2 million in second quarter of 2009
•	Diluted loss per common share of $2.20 compared to diluted loss per common share of $2.62 in second quarter of 2009
•	Deferred tax asset valuation reserve of $8.5 million recorded in second quarter of 2010
•	Income tax benefit of $1.2 million recorded in the second quarter of 2010 as a result of a favorable Minnesota Supreme Court tax ruling
•	Provision for loan losses down $8.9 million from second quarter of 2009
•	Net interest margin of 3.37%, up 8 basis points from second quarter of 2009
•	Nonperforming assets of $71.1 million, down $19.6 million, or 21.6%, from March 31, 2010
Year to Date Summary
•	Net loss of $9.7 million compared to net loss of $11.8 million in first six months of 2009
•	Diluted loss per common share of $2.82 compared to diluted loss per common share of $3.45 in first six months of 2009
•	Deferred tax asset valuation reserve of $8.5 million recorded in second quarter of 2010
•	Provision for loan losses down $9.0 million from first six months of 2009
•	Net interest margin of 3.34%, up 5 basis points from first six months of 2009
•	Nonperforming assets of $71.1 million, down $6.3 million, or 8.0%, from December 31, 2009
	Three months ended		Six months ended
Loss Summary	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2010	2009	2010	2009
Net loss	$(7,832)	(9,204)	$(9,679)	(11,826)
Diluted loss per common share	(2.20)	(2.62)	(2.82)	(3.45)
Return on average assets	(3.12)%	(3.37)%	(1.92)%	(2.14)%
Return on average equity	(32.14)%	(34.23)%	(19.75)%	(21.78)%
Book value per common share	$15.26	$17.94	$15.26	$17.94

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $975 million holding company for Home Federal Savings Bank (the Bank), today reported a net loss of $7.8 million for the second quarter of 2010, an improvement of $1.4 million, or 14.9%, compared to a net loss of $9.2 million for the second quarter of 2009. Net loss available to common shareholders was $8.3 million for the second quarter of 2010, an improvement of $1.3 million, or 14.1%, from the net loss available to common shareholders of $9.6 million for the second quarter of 2009. Diluted loss per common share for the second quarter of 2010 was $2.20, a decreased loss of $0.42, or 16.0%, from diluted loss per common share of $2.62 for the second quarter of 2009. The decrease in the net loss for the quarter was primarily due to an $8.9 million decrease in the provision for loan losses on commercial and commercial real estate loans, $3.0 million decrease in losses on other real estate owned, and $1.1 million decrease in other expenses when compared to the same period of 2009. These decreases in expenses were partially offset by a $10.8 million increase in the provision for income taxes between the periods due primarily to an $8.5 million deferred tax asset valuation reserve that was established during the second quarter of 2010. Excluding the deferred tax asset valuation reserve, adjusted earnings were $205,000, or $0.06 per diluted share for the second quarter of 2010 and the adjusted loss was $2.1 million, or ($0.56) for the first six months of 2010. The following table reconciles our determination of adjusted earnings (loss) to the net loss available to common shareholders as prepared in accordance with generally accepted accounting principles:

	Three Months Ended		Six Months Ended
	June 30, 2010		June 30, 2010
		Diluted		Diluted
(dollars in thousands, except per share data)	Amount	per share	Amount	per share
Net loss available to common shareholders	$(8,280)	(2.20)	$(10,567)	(2.82)
Deferred tax asset valuation reserve	8,485	2.26	8,485	2.26
Adjusted earnings (loss)	$205	0.06	$(2,082)	(0.56)

The Company is providing adjusted earnings (loss) in addition to reported results prepared in accordance with generally accepted accounting principles in order to present financial information without the impact of the deferred tax asset valuation reserve, which was recognized in the second quarter of 2010 and was established primarily based on cumulative losses over a three-year period.

Deferred Tax Asset Valuation Allowance

At June 30, 2010, the Company established a valuation allowance of $8.5 million against its existing net deferred tax assets. The Company’s primary deferred tax assets relate to its allowance for loan losses and interest on non-accruing loans. Under generally accepted accounting principles, a valuation allowance must be recognized if it is “more likely than not” that such deferred tax assets will not be realized. In making that determination, management is required to evaluate both positive and negative evidence including recent historical financial performance, forecasts of future income, tax planning strategies and assessments of the current and future economic and business conditions. The Company performs and updates this evaluation on a quarterly basis.

In conducting its regular quarterly evaluation, the Company made a determination to establish a deferred tax valuation allowance at June 30, 2010 based primarily upon the existence of a three year cumulative loss. This three year cumulative loss position is primarily attributable to significant provisions for loan losses incurred during the three years ending June 30, 2010. Although the Company’s current financial forecasts indicate sufficient taxable income will be generated in the future to ultimately realize the existing deferred tax benefits, those forecasts were not considered sufficient positive evidence to overcome the observable negative evidence associated with the three year cumulative loss position determined at June 30, 2010. The creation of the valuation allowance, although it increased tax expense for the quarter ended June 30, 2010 and similarly reduced tangible book value, does not have an effect on the Company’s cash flows, and may be recoverable in subsequent periods if the Company realizes certain sustained future taxable income. Since the amount of the net deferred tax assets available as regulatory capital is already restricted by regulation, the deferred tax valuation allowance had no effect on the Bank’s regulatory capital.

HMN Remains Well Capitalized

In spite of the loss resulting from the significant non-cash deferred tax valuation allowance recorded during the quarter, HMN’s management remains confident in the Company. “Home Federal Savings Bank has adequate available liquidity and its capital position remains above the levels required for it to be considered a well capitalized financial institution by regulatory standards,” said Bradley Krehbiel, Principal Executive Officer of HMN. “We believe that our future income will be adequate to ultimately reverse the deferred tax valuation allowance that was established during the quarter, that we have appropriately valued our non-performing assets and that the fundamentals of our core business remain sound. We saw substantial progress in the reduction of our non-performing assets during the quarter and we will continue to focus our efforts on reducing those assets while increasing our core deposit relationships. We are confident that these efforts and our strong relationships with our customers and the communities we serve will continue to serve us and our customers well through these challenging times.”

Second Quarter Results

Net Interest Income

Net interest income was $8.0 million for the second quarter of 2010, a decrease of $0.5 million, or 5.9%, compared to $8.5 million for the second quarter of 2009. Interest income was $12.6 million for the second quarter of 2010, a decrease of $2.2 million, or 15.0%, from $14.8 million for the same period in 2009. Interest income decreased between the periods primarily because of an $84 million decrease in the average interest-earning assets and a decrease in average yields between the periods. Average interest earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 5.29% for the second quarter of 2010, a decrease of 44 basis points from the 5.73% average yield for the second quarter of 2009.

Interest expense was $4.6 million for the second quarter of 2010, a decrease of $1.7 million, or 27.3%, compared to $6.3 million for the second quarter of 2009. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred in 2008. Decreases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is primarily due to the Bank’s deposits that are in the form of certificates of deposits, which do not re-price immediately when the federal funds rate changes. Interest expense also decreased because of a $72 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding brokered certificates of deposits between the periods. The decrease in brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing brokered deposits. The average interest rate paid on interest-bearing liabilities was 2.03% for the second quarter of 2010, a decrease of 56 basis points from the 2.59% average interest rate paid in the second quarter of 2009. Net interest margin (net interest income divided by average interest earning assets) for the second quarter of 2010 was 3.37%, an increase of 8 basis points, compared to 3.29% for the second quarter of 2009.

Provision for Loan Losses

The provision for loan losses was $4.4 million for the second quarter of 2010, a decrease of $8.9 million, from $13.3 million for the second quarter of 2009. The decrease was primarily the result of stabilizing values of the real estate collateral supporting commercial real estate loans classified as non-performing, which resulted in fewer write downs in the second quarter of 2010 compared to the same period in 2009. Total non-performing assets were $71.1 million at June 30, 2010, a decrease of $19.6 million, or 21.6%, from $90.7 million at March 31, 2010. Non-performing loans decreased $18.5 million and foreclosed and repossessed assets decreased $1.1 million during the quarter. The non-performing loan and foreclosed and repossessed asset activity for the quarter was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
March 31, 2010	$77,998	March 31, 2010	$12,728
Classified as non-performing	8,188	Transferred from non-performing loans	6,664
Charge offs	(7,700)	Other foreclosures/repossessions	519
Principal payments received	(11,168)	Real estate sold	(8,190)
Classified as accruing	(1,131)	Net loss on sale of assets	(33)
Transferred to real estate owned	(6,664)	Write downs	(67)
June 30, 2010	59,523	June 30, 2010	$11,621

The decrease in non-performing loans during the quarter relates primarily to a $7.9 million loan on an alternative fuel plant, a $7.0 million commercial loan, and a $1.5 million loan secured by a restaurant that were either paid off or foreclosed on and sold during the quarter. The largest remaining non-performing loan at June 30, 2010 was for $5.9 million and is secured by a residential development located in the Bank’s primary market. The estimated values of the underlying collateral supporting the residential development loans were determined based on third party appraisals and specific reserves have been established, where required.

A rollforward of the Company’s allowance for loan losses for the quarters ended June 30, 2010 and 2009 is summarized as follows:

(Dollars in thousands)	2010	2009
Balance at March 31,	$29,284	$17,494
Provision	4,360	13,304
Charge offs:
One-to-four family	(117)	(65)
Consumer	(84)	(413)
Commercial business	(4,681)	(5,167)
Commercial real estate	(2,818)	(320)
Recoveries	83	570
Balance at June 30,	26,027	25,403

General allowance	11,104	12,500
Specific allowance	14,923	12,903
	26,027	25,403

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2010	2010	2009
Non-Accruing Loans:
One-to-four family real estate	$2,431	$2,194	$2,132
Commercial real estate	31,916	43,596	37,122
Consumer	364	3,499	4,086
Commercial business	24,812	28,709	17,787
Total	59,523	77,998	61,127

Other assets
Foreclosed and Repossessed Assets:
One-to-four family real estate	934	1,396	1,011
Consumer	0	4	5
Commercial real estate	10,687	11,328	15,246
Total non-performing assets	$71,144	$90,726	$77,389
Total as a percentage of total assets	7.30%	8.83%	7.47%
Total non-performing loans	$59,523	$77,998	$61,127
Total as a percentage of total loans receivable, net	7.99%	10.07%	7.65%
Allowance for loan loss to non-performing loans	43.73%	37.54%	38.95%

Delinquency Data:
Delinquencies (1)
30+ days	$14,819	$7,083	$11,140
90+ days	0	0	0
Delinquencies as a percentage of
loan and lease portfolio (1)
30+ days	1.95%	0.90%	1.37%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans that were non-performing as of the end of the three most recently completed quarters.

		Principal		Principal		Principal
(Dollars in thousands)		Amount of Loan		Amount of Loan		Amount of Loan
Property Type	#	June 30, 2010	#	March 31, 2010	#	December 31, 2009
Residential developments	7	$11,895	8	$12,914	7	$12,030
Single family homes	2	2,856	2	3,088	2	3,088
Hotels	1	4,999	1	4,999	1	4,999
Alternative fuel plants	1	4,992	2	12,889	2	12,834
Shopping centers/retail	2	1,095	2	1,121	2	1,136
Restaurants/bar	2	707	3	2,258	4	2,436
Office building	1	5,372	1	6,327	1	599
	16	$31,916	19	$43,596	19	$37,122

Non-Interest Income and Expense

Non-interest income was $1.8 million for the second quarter of 2010, a decrease of $505,000, or 22.1%, from $2.3 million for the same period in 2009. Gains on sales of loans decreased $475,000 between the periods due to decreased single family loan originations as a result of decreased refinance activity. Fees and service charges decreased $90,000 between the periods primarily because of decreased ATM and overdraft fees. Other non-interest income increased $47,000 primarily because of decreased losses on limited partnership investments and increases in rental income on real estate owned. Loan servicing fees increased $18,000 between the periods primarily because of an increase in the mortgage loans being serviced.

Non-interest expense was $6.3 million for the second quarter of 2010, a decrease of $4.3 million, or 40.3%, from $10.6 million for the same period of 2009. Other non-interest expense decreased $3.0 million because of the decrease in losses recognized on real estate owned between the periods. Other non-interest expense decreased $1.1 million due primarily to the reversal in the second quarter of 2010 of accrued interest of $734,000 on a state tax assessment as a result of a favorable Minnesota Supreme Court tax ruling. Deposit insurance costs decreased $307,000 between the periods because a special assessment made by the Federal Deposit Insurance Corporation in the second quarter of 2009 was not repeated in 2010. Compensation and benefits increased $127,000 primarily because of increased personnel between the periods in the commercial loan recovery area.

The effect of income taxes changed $10.8 million between the periods, from a benefit of $3.9 million in the second quarter of 2009 to an expense of $6.9 million in the second quarter of 2010. In the second quarter of 2009, additional income tax expense of $1.0 million was recorded, which was a reduction of the overall tax benefit, as a result of an unfavorable tax court ruling in that quarter related to the tax treatment of the inter-company dividends paid to the Bank by a former subsidiary in 2002, 2003 and 2004. Excluding this adjustment, the effective tax rate would have been 37.5% for the second quarter of 2009. In the second quarter of 2010, income taxes were increased $8.5 million as a result of recording a deferred tax asset valuation reserve, which was partially offset by a $1.2 million tax benefit recorded as a result of a favorable Minnesota Supreme Court tax ruling during the quarter, which reversed the unfavorable tax court ruling from 2009. Excluding these adjustments, the effective tax rate would have been 36.6% for the second quarter of 2010.

Return on Assets and Equity

Return on average assets for the second quarter of 2010 was (3.12%), compared to (3.37%) for the second quarter of 2009. Return on average equity was (32.14%) for the second quarter of 2010, compared to (34.23%) for the same period in 2009. Book value per common share at June 30, 2010 was $15.26, compared to $17.94 at June 30, 2009.

Six Month Period Results

Net Loss

Net loss was $9.7 million for the six month period ended June 30, 2010, an improvement of $2.1 million, or 18.2%, compared to the net loss of $11.8 million for the six month period ended June 30, 2009. The net loss available to common shareholders was $10.6 million for the six month period ended June 30, 2010, an improvement of $2.1 million compared to the net loss available to common shareholders of $12.7 million for the same period of 2009. Diluted loss per share for the six month period in 2010 was $2.82, an improvement of $0.63 compared to the diluted loss per share of $3.45 for the same period in 2009. The decrease in the net loss for the six month period in 2010 was primarily due to a decrease in the provision for loan losses on commercial and commercial real estate loans and decreased losses on other real estate owned when compared to the same period of 2009. These decreases in expenses were partially offset by an $11.4 million increase in the provision for income taxes between the periods due primarily to an $8.5 million deferred tax asset valuation reserve that was established during the second quarter of 2010.

Net Interest Income

Net interest income was $16.0 million for the first six months of 2010, a decrease of $1.3 million, or 7.6%, from $17.3 million for the same period in 2009. Interest income was $25.5 million for the six month period ended June 30, 2010, a decrease of $4.6 million, or 15.5%, from $30.1 million for the same six month period in 2009. Interest income decreased between the periods primarily because of a $94 million decrease in the average interest-earning assets and a decrease in average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 5.33% for the first six months of 2010, a decrease of 41 basis points from the 5.74% average yield for the first six months of 2009.

Interest expense was $9.5 million for the first six months of 2010, a decrease of $3.4 million, or 26.0%, compared to $12.9 million for the first six months of 2009. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred in 2008. Decreases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is primarily due to the Bank’s deposits that are in the form of certificates of deposits, which do not re-price immediately when the federal funds rate changes. Interest expense also decreased because of an $81 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding brokered certificates of deposits between the periods. The decrease in brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing brokered deposits. The average interest rate paid on interest-bearing liabilities was 2.10% for the first six months of 2010, a decrease of 51 basis points from the 2.61% average interest rate paid in the first six months of 2009. Net interest margin (net interest income divided by average interest earning assets) for the first six months of 2010 was 3.34%, an increase of 5 basis points, compared to 3.29% for the first six months of 2009.

Provision for Loan Losses

The provision for loan losses was $10.9 million for the first six months of 2010, a decrease of $9.0 million, or 45.2%, from $19.9 million for the same six month period in 2009. The decrease was primarily the result of the stabilizing values of the real estate collateral supporting commercial real estate loans, which resulted in fewer write downs on loans classified as non-performing in the first six months of 2010 compared to the same period in 2009. Total non-performing assets were $71.1 million at June 30, 2010, a decrease of $6.3 million, or 8.0%, from $77.4 million at December 31, 2009. Non-performing loans decreased $1.6 million and foreclosed and repossessed assets decreased $4.7 million during the first six months of 2010. The non-performing loan and foreclosed and repossessed asset activity for the first six months of 2010 was as follows:

(Dollars in thousands)

Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2009	$61,127	December 31, 2009	$16,262
Classified as non-performing	28,095	Transferred from non-performing loans	7,434
Charge offs	(8,778)	Other foreclosures/repossessions	909
Principal payments received	(12,127)	Net gain on sale of assets	733
Classified as accruing	(1,360)	Real estate sold	(13,632)
Transferred to real estate owned	(7,434)	Charge offs	(85)
June 30, 2010	$59,523	June 30, 2010	$11,621

A rollforward of the Company’s allowance for loan losses for the six month periods ended June 30, 2010 and June 30, 2009 is summarized as follows:

(Dollars in thousands)	2010	2009
Balance at January 1,	$23,811	$21,257
Provision	10,893	19,873
Charge offs:
One-to-four family	(168)	(65)
Consumer	(390)	(1,106)
Commercial business	(4,742)	(5,352)
Commercial real estate	(3,478)	(9,781)
Recoveries	101	577
Balance at June 30,	$26,027	$25,403

Non-Interest Income and Expense

Non-interest income was $3.4 million for the first six months of 2010, a decrease of $0.7 million, or 18.5%, from $4.1 million for the same period in 2009. Gains on sales of loans decreased $584,000 between the periods primarily because of the decrease in the gain recognized on the sale of single family loans due to fewer originations as a result of a decrease in refinancing activity. Fees and service charges decreased $275,000 between the periods primarily because of decreased ATM and overdraft fees. Other non-interest income increased $66,000 primarily because of decreased losses on limited partnership investments and increases in rental income on real estate owned.

Non-interest expense was $12.3 million for the first six months of 2010, a decrease of $6.7 million, or 35.1%, from $19.0 million for the same period of 2009. Non-interest expense decreased $4.9 million because of a gain of $728,000 recognized on real estate owned in the first six months of 2010, versus a loss of $4.2 million recognized on real estate owned in the first six months of 2009. Other non-interest expense decreased $1.3 million due primarily to the reversal of accrued interest of $734,000 on a state tax assessment as a result of a favorable Minnesota Supreme Court tax ruling. Compensation and benefits decreased $273,000 between the periods primarily because of costs associated with the employment agreement of a former executive officer that were expensed in the first quarter of 2009. Deposit insurance costs decreased $120,000 between the periods primarily because a special assessment made by the Federal Deposit Insurance Corporation in the second quarter of 2009 was not repeated in 2010.

The effect of income taxes changed $11.4 million between the periods, from a benefit of $5.7 million for the first six months of 2009 to an expense of $5.7 million for the first six months of 2010. In the second quarter of 2009, additional income tax expense of $1.0 million was recorded, which was a reduction of the overall tax benefit, as a result of an unfavorable tax court ruling in that quarter related to the tax treatment of the inter-company dividends paid to the Bank by a former subsidiary in 2002, 2003 and 2004. Excluding this adjustment, the effective tax rate would have been 38.2% for the first six months of 2009. In the second quarter of 2010, income taxes were increased $8.5 million as a result of recording a deferred tax asset valuation reserve, which was partially offset by a $1.2 million tax benefit recorded as a result of a favorable Minnesota Supreme Court tax ruling during the period, which reversed the unfavorable tax court ruling from 2009. Excluding these adjustments, the effective tax rate would have been 38.2% for the first six months of 2010.

Return on Assets and Equity

Return on average assets for the six month period ended June 30, 2010 was (1.92%), compared to (2.14%) for the same period in 2009. Return on average equity was (19.75%) for the six month period ended in 2010, compared to (21.78%) for the same period in 2009.

General Information

HMN Financial, Inc. and Home Federal are headquartered in Rochester, Minnesota. Home Federal operates ten full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester, Spring Valley and Winona, Minnesota and two full service offices located in Marshalltown and Toledo, Iowa. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota. Home Federal also operates a loan origination office in Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the sufficiency of future taxable income to recapture the deferred tax valuation allowance, the adequacy of available liquidity, the value of non-performing assets, the ability to reduce non-performing assets and increase core deposit relationships, and the soundness of the Company’s core business. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “forecast”, “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; the Company’s use of the proceeds from the sale of securities to the U.S. Treasury Department or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$24,704	16,418
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $42,045 and $51,840)	43,867	53,559
Other marketable securities
(amortized cost $112,796 and $105,723)	112,925	106,043
	156,792	159,602

Loans held for sale	2,940	2,965
Loans receivable, net	744,629	799,256
Accrued interest receivable	4,306	4,024
Real estate, net	11,621	16,257
Federal Home Loan Bank stock, at cost	7,189	7,286
Mortgage servicing rights, net	1,429	1,315
Premises and equipment, net	9,993	10,766
Prepaid expenses and other assets	11,640	6,762
Deferred tax asset, net	0	11,590
Total assets	$975,243	1,036,241

Liabilities and Stockholders’ Equity
Deposits	$746,448	796,011
Federal Home Loan Bank advances and Federal Reserve borrowings	132,500	132,500
Accrued interest payable	1,448	2,108
Customer escrows	1,170	1,427
Accrued expenses and other liabilities	3,823	4,257
Total liabilities	885,389	936,303
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
authorized 500,000 shares; issued shares 26,000	24,020	23,785
Common stock ($.01 par value):
authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	56,484	58,576
Retained earnings, subject to certain restrictions	75,786	86,115
Accumulated other comprehensive income	1,177	1,230
Unearned employee stock ownership plan shares	(3,481)	(3,577)
Treasury stock, at cost 4,818,263 and 4,883,378 shares	(64,223)	(66,282)
Total stockholders’ equity	89,854	99,938
Total liabilities and stockholders’ equity	$975,243	1,036,241

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Loss
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2010	2009	2010	2009
Interest income:
Loans receivable	$11,461	13,208	23,220	26,836
Securities available for sale:
Mortgage-backed and related	479	726	1,014	1,528
Other marketable	591	836	1,163	1,782
Cash equivalents	1	0	2	1
Other	37	18	74	(5)
Total interest income	12,569	14,788	25,473	30,142

Interest expense:
Deposits	3,038	4,729	6,459	9,704
Federal Home Loan Bank advances and
Federal Reserve borrowings	1,542	1,573	3,064	3,169
Total interest expense	4,580	6,302	9,523	12,873
Net interest income	7,989	8,486	15,950	17,269
Provision for loan losses	4,360	13,304	10,893	19,873
Net interest income (loss) after provision
for loan losses	3,629	(4,818)	5,057	(2,604)

Non-interest income:
Fees and service charges	920	1,010	1,762	2,037
Mortgage servicing fees	274	256	542	508
Securities gains, net	0	5	0	5
Gains on sales of loans	467	942	781	1,365
Other	120	73	270	204
Total non-interest income	1,781	2,286	3,355	4,119

Non-interest expense:
Compensation and benefits	3,411	3,284	6,860	7,133
Loss (gain) on real estate owned	33	3,066	(728)	4,169
Occupancy	1,035	1,009	2,066	2,101
Deposit insurance	519	826	1,036	1,156
Data processing	298	311	574	590
Other	1,034	2,107	2,539	3,882
Total non-interest expense	6,330	10,603	12,347	19,031
Loss before income tax expense (benefit)	(920)	(13,135)	(3,935)	(17,516)
Income tax expense (benefit)	6,912	(3,931)	5,744	(5,690)
Net loss	(7,832)	(9,204)	(9,679)	(11,826)
Preferred stock dividends and discount	448	439	888	868
Net loss available to common shareholders	$(8,280)	(9,643)	(10,567)	(12,694)
Basic loss per common share	$(2.20)	(2.62)	(2.82)	(3.45)
Diluted loss per common share	$(2.20)	(2.62)	(2.82)	(3.45)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
		Three Months Ended		Six Months Ended
SELECTED FINANCIAL DATA:		June 30,		June 30,
(Dollars in thousands, except per share data)		2010	2009	2010	2009
I.	OPERATING DATA:
	Interest income	$12,569	14,788	25,473	30,142
	Interest expense	4,580	6,302	9,523	12,873
	Net interest income	7,989	8,486	15,950	17,269

II.	AVERAGE BALANCES:
	Assets (1)	1,007,860	1,095,299	1,018,747	1,114,074
	Loans receivable, net	756,736	862,630	772,769	878,417
	Securities available for sale (1)	165,887	150,420	162,840	157,863
	Interest-earning assets (1)	952,222	1,035,804	964,245	1,058,191
	Interest-bearing liabilities	903,719	976,045	913,612	994,198
	Equity (1)	97,751	107,845	98,832	109,485

III.	PERFORMANCE RATIOS: (1)
	Return on average assets (annualized)	(3.12)%	(3.37)%	(1.92)%	(2.14)%
	Interest rate spread information:
	Average during period	3.26	3.14	3.23	3.13
	End of period	3.16	3.14	3.16	3.14
	Net interest margin	3.37	3.29	3.34	3.29
	Ratio of operating expense to average
	total assets (annualized)	2.52	3.85	2.44	3.41
	Return on average equity (annualized)	(32.14)	(34.23)	(19.75)	(21.78)
	Efficiency	64.78	98.43	63.96	88.98
		June 30,	December 31,	June 30,
		2010	2009	2009
IV.	ASSET QUALITY:
	Total non-performing assets	71,144	77,389	79,463
	Total non-performing loans	59,523	61,127	62,667
	Non-performing assets to total assets	7.30%	7.47%	7.54%
	Non-performing loans to total loans receivable, net	7.99%	7.65%	7.49%
	Allowance for loan losses	26,027	23,811	25,403
	Allowance for loan losses to total assets	2.67%	2.30%	2.41%
	Allowance for loan losses to total loans
	receivable, net	3.50	2.98	3.04
	Allowance for loan losses to non-performing loans	43.73	38.95	40.54

V.	BOOK VALUE PER SHARE:
	Book value per share	15.26	17.94	17.94

		Six Months Ended	Year Ended	Six Months Ended
		June 30, 2010	Dec 31, 2009	June 30, 2009
VI.	CAPITAL RATIOS:
	Stockholders’ equity to total assets,
	at end of period	9.21%	9.64%	9.46%
	Average stockholders’ equity to
	average assets (1)	9.70	9.73	9.83
	Tier 1 or core capital	8.76	8.64	8.38
	Risk-based capital to risk-weighted assets	12.43	12.12	11.53
	Ratio of average interest-earning assets to
	average interest-bearing liabilities (1)	105.54	106.05	106.44
		June 30,	December 31,	June 30,
		2010	2009	2009
VII.	EMPLOYEE DATA:
	Number of full time equivalent employees	214	212	212

(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320 (formerly SFAS 115)

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
President